                                                                  Exhibit 10(ee)

March 11, 1998

Omega Investment Corporation
Elizathethan Square, Box 1959G
Georgetown, Grand Cayman, BWI

Attention:  Mr. Roderick A. McLean, President
--------------------------------------------
Dear Sirs/Madams:

Re:  International Precious Metals Corporation purchase of Black
     Rock Property Interest
     ------------------------------------------------------------

      Below please find the terms and conditions upon which International Precious Metals Corporation ("IPM") will acquire 100% ownership interest in the Black Rock Property, pursuant to an agreement made as of the 9th day of May, 1997, between IPM, International Precious Metals Corporation of Arizona ("IPMA") and Omega Investment Corporation ("Omega"), as amended on July 29, 1997. The terms outlined below will be incorporated into an amended property purchase agreement.

1. IPM will pay to Omega $1,000,000.00 (US) upon the exercise of the 1,000,000 warrants which are presently outstanding providing the warrant holders with the right to purchase 1,000,000 common shares of IPM at any time prior to December 3, 1998, at $1.25 (US) per common share. If IPM does not pay Omega the $1,000,000.00 on or prior to December 15, 1998, then such amount will become a debt obligation for IPM bearing interest at the prime rate charged by IPM's bankers in Phoenix, Arizona, plus 2%.

2. IPM will release from escrow the 3,000,000 common shares issued to Omega on May 30, 1997. If desired, IPM would arrange for the placement of the 3,691,500 common shares (being the 3,000,000 common shares to be issued and the 691,500 common shares already issued to Omega) or such portion thereof as Omega wished to place so as to allow Omega to obtain proceeds at current market prices at the time of sale. Alternatively, at Omega's request, IPM agrees to endeavour to obtain a registration for such shares so as to allow Omega to sell the shares on the open market, subject to Omega agreeing to a limited release of same to take into consideration trading volumes etc. Omega acknowledges that there are presently restrictions on the transfer of the 3,691,500 common shares issued to Omega in accordance with the securities laws of the United States, which such restrictions prevent Omega from selling such shares in the United States until after the second anniversary of their issuance.

3. IPM will grant to Omega a 1 1/2% Net Smelter Royalty interest in the Black Rock property.

4. IPM agrees that it will diligently pursue the development of the Black Rock property, provided that there exists the economic merits of pursuing same. In the event that Omega has reasonable grounds to believe that IPM (or any successor company who may own IPM's interest in the Black Rock property) is not diligently pursuing the development of the Black Rock property, despite the fact that there is economic merit to pursuing same, then Omega shall have the right to seek a determination of this fact before an arbitrator. The arbitrator shall determine firstly whether there is economic merit to developing the Black Rock property, and in the event of an affirmative answer, the secondly determine whether IPM is diligently pursuing the development of the Black Rock property, then IPM will be deemed to have abandoned the Black Rock property, and ownership of same will revert back to Omega.

5. IPM agrees to provide evidence to Omega on or prior to August 1 of each year that IPM has paid, or will be paying, the maintenance fees owing to the State of Arizona in order to maintain the claims which comprise the Black Rock property in good standing.

If the foregoing is in accordance with your understanding and is acceptable to you, please indicate by signing the enclosed copy of this letter and returning one copy to us.

Yours very truly,
INTERNATIONAL PRECIOUS METALS CORPORATION



David N. Kornhauser
Corporate Secretary (Toronto)
DNK/sr

The foregoing is confirmed and accepted this  day of March, 1998


OMEGA INVESTMENT CORPORATION



Per: /s/ Roderick A. McLean
    ---------------------------
Name:
Title: President